Exhibit 99.1

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Transaction Overview Strategic Rationale High quality RMG brand complements IRG’s current portfolio of restaurants • Third largest Italian restaurant with 25-year history • Polished casual with similar operating format Creates a company with $1 billion of system sales • Three high quality brands • Benefits of economies of scale Opportunity to significantly improve operations with similar game plan as used in JCS • Focus on marketing and differentiated experience Attractive real estate portfolio • Exceptional locations in top DMAs with long-term leases Immediate return from G&A synergies • G&A synergies of approximately $7 million • Likely achievable within six months 1 . . . . . Ignite Restaurant Group (“IRG”) purchased Romano’s Macaroni Grill (“RMG”) for $55 million enterprise valuation plus transaction costs

Macaroni Grill: Something New. Something Classic. Macaroni Grill is the third largest full-service, international Italian restaurant brand • Founded in 1988 in San Antonio • Nearly $500M in system sales generated by 210 units in 36 states and 9 countries • Brand extends to a line of packaged food products manufactured by General Mills Blending over 20 years of tradition with innovative Italian fare, Macaroni Grill delivers an experience that is perfect to celebrate your big day or every day • Company AUV of $2.1 million with 96% of stores generating positive restaurant level margins • ~$18 average check • 70% dinner / 30% lunch sales split • Over 80% of revenue is due to food, while alcohol has been relatively steady at 12-13% 2

Come on in, let us feed you like family and drink with you like old friends. . . 3

RMG had all key elements of the Joe's transformation

	Joe's Crab Shack: Action Items	Romano's Macaroni Grill: Current Situation	Romano's Macaroni Grill: Opportunities
1. Menu	▪ Initiated compelling menu evolution ○ Returned brand's "reason for being" to the menu	▪ Strong base menu ▪ Price promotional	▪ Accelerate innovation ○ Center plate proteins + pasta, daily specials, braised meats ○ Wine at every table
2. Marketing	▪ Revamped marketing plan ○ Shifting from network TV to national cable	▪ Local/network TV advertisement covers only 54% of restaurants	▪ National cable ▪ Emphasis on innovation over discounting ▪ Leverage open kitchen design
3. Service	▪ Elevate service, atmosphere and operations ○ Installed the right people, the right culture and the right initiatives	▪ Standard family dining experience	▪ Create a premium experience ○ Traditional Italian greetings ○ Polished and Professional service ○ Foster the sommelier experience
4. Real Estate	▪ Portfolio management ○ Converted lower performers for Brick House	▪ Exceptional sites in top DMAs	▪ Convert underperformers to Joe's and Brick House ▪ Simultaneously elevate AUV

IRG's initiatives at Joe's resulted in:

- **18 consecutive quarters of SSS**
- **Expanded AUVs: $2.4M to $3.1M**
- **Improved restaurant-level margin 450bps**

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Team to engineer the flow and layout of the physical menu to include the following upgrades: 5 Add Bone-in, Grilled or Oven Roasted Center Plate Proteins + Homemade Pasta Deliver Premium Experience Restore a Centerpiece of the Brand Heritage and a Timeless Gesture of Hospitality Italian wine at the table nucleus: Return to “honor system” with a bottle on every table Poised for a repeat performance by elevating the offering in a true-to-brand way that brings along existing guests and attracts new ones 1 RMG: Compelling Menu Evolution Return Brand’s “Reason for Being” to the Menu

RMG: Compelling Menu Evolution (cont.) 6 Unique, Ownable Vessel Enhancing Palpability and Driving Authenticity Classic Slow-Cooked Meats Served Tableside in Individual Braiser Pans Innovate with Daily Kitchen Specials Brightens “Freshness Halo” and Drives Guest Frequency 1 Elevate the Offering – Realize Brand Potential

RMG: Revamp Marketing Plan Repurpose media dollars towards national cable allowing for 100% unit coverage • TV currently covers an average of 54% of RMG restaurants • Adjust TV flighting for coverage throughout the year • $22M spend versus current $26M spend • On-air weeks expected to increase from 23 to 27 Message to emphasize culinary and beverage “news,” not discounting 7 Optimize Media and Take Brand Story National Shift from Network TV to National Cable / Emphasize Innovation over Discounting Imbues Dinner with Energy and Gives the Guest the Feeling of Being at our Home Leverage the Open Kitchen Design 2

As with Joe’s, elevating the service style and atmosphere will pay off the premium experience Restoring atmosphere with cultural VERITAS: RMG: Elevate Service, Atmosphere and Operations Install the Right People, the Right Culture and the Right Initiatives 8 Foster the Sommelier Experience Engage Guests to Educate and Create a Brand Bond Traditional Italian Greeting to Welcome Guests Brings the Experience to Life and Creates a Big Sense of Arrival 3

Attractive Real Estate Portfolio 9 The vast majority of locations have favorable terms typical of national credit tenants with beneficial co-tenancy and other strong fundamentals • Long-term control with an average remaining lease term of 23 years • Many leases are favorable compared to current market rates Top 10 DMAs 58 units (32% of Portfolio) Top 25 DMAs 112 Units (62% of Portfolio) Top 50 DMAs 152 Units (84% of Portfolio) Top 100 DMAs 172 units (95% of Portfolio) # of restaurants Remaining life (years) 99 20+ 51 15-19 23 10-14 6 5-9 3 >5 182 Average 22.8 years 4 30 3 7 23 3 2 25 7 3 1 1 2 1 1 1 2 6 2 5 3 6 1 1 1 2 7 2 6 4 3 7 6 1 2 6 1 RMG owns 186 units and franchises 5 units across 36 states RMG’s real estate portfolio is comprised of exceptional sites in top DMAs Excludes 4 units purchased from franchisee in Q4 2012

Attractive Real Estate Portfolio (cont.) RMG stores still have a strong base of profitable restaurants, despite AUV declines from $3.4 million in 2006 • Consistent sales distribution around $2.1 million system AUV • Only seven stores are cash flow negative, with the majority over 10% RLP margins 6 31 40 35 28 30 12 0 10 20 30 40 50 < $1.50M $1.50M - $1.75M $1.75M - $2.00M $2.00M - $2.25M $2.25M - $2.50M $2.50M - $2.75M > $2.75M 7 16 46 58 44 11 0 10 20 30 40 50 60 70 < 0% 0% - 5% 5% - 10% 10% - 15% 15% - 20% > 20% Histogram of Units by 2012 Net Sales Histogram of Units by 2012 Cash Rent RLP % 1 (1) Cash Rent RLP excludes marketing expenses (approx. $130k average spend). 10 4 Excludes 4 units purchased from franchisee in Q4 2012

Attractive Real Estate Portfolio (cont.) RMG’s real estate portfolio represents a compelling opportunity for Ignite to execute on a development strategy that is unique to a firm with a multi-concept portfolio RMG units represent an ideal complement to the Ignite portfolio because the sites and box characteristics closely match those for Joe’s and Brick House • 88% of RMG units are between 6,500 and 8,000 sq. ft. • Vast majority are in desirable markets for Joe’s and Brick House 11 Conversion Opportunities 4 Ignite already has a track record of converting RMG units for use as Joe’s • Estimated savings of $500K (16% to18%) on investment for conversions vs. new construction

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